EXHIBIT 4.85

AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (this “Agreement”) is made as of July 10, 2019 in Beijing, PRC by and between:

Pledgee:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Registered Address:	3/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing;

And

Pledgor:

Party B:	Robin Yanhong Li
ID No.
Address:

WHEREAS:

1. Party A is a wholly foreign-owned enterprise registered in Beijing, the People’s Republic of China (the “PRC”).

2. Party B is a citizen of the PRC holding 99.5% equity interests in Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”), a limited liability company registered in Beijing, the PRC.

3. Party A and Party B entered into an Amended and Restated Loan Agreement dated July 10, 2019 (the “Loan Agreement”), whereby Party B obtains a loan (the “Loan Arrangement”) in an aggregate amount of RMB13,354,173,600 (the “Loan”).

4. Party A and Baidu Netcom entered into an Exclusive Technology Consulting and Services Agreement dated March 22, 2005 (the “Services Agreement”), pursuant to which Baidu Netcom shall pay Party A technical consulting and services fees (the “Service Fees”) for the technology consulting and services provided by Party A.

5. In order to ensure that Party B will repay the Loan of RMB13,354,173,600 under the Loan Agreement and Party A will be able to collect the Service Fees from Baidu Netcom, Party B agrees to pledge its equity interests in Baidu Netcom (i.e., a registered capital equal to RMB13,354,173,600) as security for the Loan and other obligations under the Loan Arrangement and the Service Agreement. Party A and Party B intend to enter into this Agreement to specify their respective rights and obligations in respect of such pledge.

6. The Parties have entered into an Amended and Restated Equity Pledge Agreement dated May 7, 2018 (the “Original Equity Pledge Agreement”). The Parties hereby agree to enter into this Agreement to amend and restate the Original Equity Pledge Agreement, and this Agreement shall replace and supersede the Original Equity Pledge Agreement as of the date of its becoming effective.

NOW THEREFORE, the Pledgee and the Pledgor agree as follows through negotiations:

1. Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1 “Pledge”: refers to the full content of Article 2 hereunder.

1.2 “Equity Interests”: refers to all of the equity interests in Baidu Netcom legally held by the Pledgor (for purpose of this Agreement, the Equity Interests pledged herein means the registered capital equal to RMB13,354,173,600).

1.3 “Ratio of Pledge”: refers to the proportion of the value of the Pledge under this Agreement to the total amount of the Service Fees and the Loan.

1.4 “Term of Pledge”: refers to the period provided for under Article 3.2 hereunder.

1.5 “Principal Agreement”: refers to the Services Agreements and the agreements under the Loan Arrangement.

1.6 “Event of Default”: refers to any event listed in Article 7.1 hereunder.

1.7 “Notice of Default”: refers to the notice of default issued by the Pledgee in accordance with this Agreement.

2. Pledge

The Pledgor will pledge all of his Equity Interests in Baidu Netcom to the Pledgee as security for (i) all his obligations under the Loan Arrangement (i.e., RMB13,354,173,600) and (ii) all obligations of Baidu Netcom under the Services Agreement (the “Secured Obligations”). “Pledge” refers to the priority entitled to the Pledgee in receiving proceeds from disposal of all or part of the Equity Interests at a discounted value, or auction or sale of the Equity Interests pledged hereunder.

3. Ratio of Pledge and Term of Pledge

3.1 Ratio of the Pledge

The Ratio of the Pledge shall be approximately 100%.

3.2 Term of the Pledge

3.2.1 The Pledge shall take effect as of the date when the pledge of the Equity Interest is recorded in the Register of Shareholders of Baidu Netcom and registered with the competent industrial and commercial authority, and shall remain in effect until two (2) years after all Secured Obligations under the Principal Agreement have been fulfilled.

3.2.2 During the term of the Pledge, the Pledgee shall be entitled to dispose of the Pledge in accordance with this Agreement in the event that the Pledgor fails to perform his obligations under the Loan Arrangement or Baidu Netcom fails perform its obligations under the Services Agreement.

4. Possession of Pledge Documents

4.1 During the Term of Pledge under this Agreement, the Pledgor shall deliver its capital contribution certificate and the register of shareholders of Baidu Netcom to the possession of the Pledgee within one (1) week from the date of this Agreement.

4.2 The Pledgee shall be entitled to receiving dividends arising from the Equity Interests.

4.3 The Pledge under this Agreement will be recorded in the Register of Shareholders of Baidu Netcom (See Appendix I) after the date of this Agreement.

5. Representations and Warranties of the Pledgor

5.1 The Pledgor is the legal owner of the Equity Interests and has approved the Pledge with resolutions adopted at its shareholders meeting (See Appendix II).

5.2 Except for the benefit of the Pledgee, no other pledge or security has been created upon the Equity Interests.

6. Covenants of the Pledgor

6.1 During the term of this Agreement, the Pledgor covenants for its benefits of the Pledgee that the Pledgor shall:

6.1.1 not transfer or assign the Equity Interests, create or permit creation of any other pledge which could affect the rights or benefits of the Pledgee without prior written consent of the Pledgee;

6.1.2 comply with and implement the laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by relevant government authorities within five (5) days upon receiving such notices, orders or suggestions; comply with such notices, orders or suggestions or, alternatively, at the reasonable request of the Pledgee or with consent from the Pledgee, raise objection to such notices, orders or suggestions; and

6.1.3 timely notify the Pledgee of any event or any notice to its knowledge which may affect the Pledgor’s right to all or any part of the Equity Interests, and any event or any notice to its knowledge which may change the Pledgor’s warranties and obligations under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

6.2 The Pledgor agrees that the Pledgee’s right to the Pledge under this Agreement shall not be disrupted or prejudiced by any legal proceeding initiated by the Pledgor or any successor of the Pledgor or any person authorized by the Pledgor or any other person.

6.3 The Pledgor promises to the Pledgee that in order to protect or perfect the security for the payment of the Loan and the Services Fees, the Pledgor shall execute in good faith and cause other parties who have interests in the Pledge to execute, all title certificates and contracts and/or to perform any other actions (and cause other parties who have interests to take action) as required by the Pledgee and facilitate the exercise of the rights and authorization vested in the Pledgee under this Agreement.

6.4 The Pledgor promises to the Pledgee that he will execute all amendment (if applicable and necessary) in connection with the certificate of the Equity Interests with the Pledgee or its designated person (being a natural person or a legal entity) and, within a reasonable period, provide to the Pledgee all notices, orders and decisions about the Pledge as the Pledgee deems necessary.

6.5 The Pledgor promises to the Pledgee that he will comply with and perform all the guarantees, covenants, warranties, representations and conditions for the benefit of the Pledgee. The Pledgor shall indemnify the Pledgee for all losses suffered by the Pledgee due to the Pledgor’s failure to perform in whole or in part its guarantees, covenants, warranties, representations and conditions.

6.6 During the term of this Agreement, the Pledgor will not make any action/omission which may affect the value of the Equity Interests so as to maintain or increase the value. The Pledgor shall timely notify the Pledgee of any event which may decrease the value of the Equity Interests or affect the Pledgor’s performance of the obligations under this Agreement, and shall provide assets acceptable to the Pledgee as guarantee for the decreased value of the Equity Interests upon the Pledgee’s request.

6.7 To the extent permitted under applicable laws or regulations, the Pledgor shall make best efforts to cooperate with all the registration, filing or other procedures relating to the Pledge as required by relevant laws and regulations.

7. Event of Default

7.1 Each of the following events shall be regarded as an Event of Default:

7.1.1 Pledgor fails to perform its obligations under the Loan Arrangement, including without limitation the obligation to repay the Loan of RMB13,354,173,600 under the Loan Agreement;

7.1.2 Baidu Netcom fails to make due and full payment of the Services Fees or perform other obligations under the Services Agreement;

7.1.3 Any representation or warranty made by the Pledgor in Article 5 hereof is materially misleading or erroneous, and/or the Pledgor breaches any warranty in Article 5 hereof;

7.1.4 The Pledgor breaches any covenant under Article 6 hereof;

7.1.5 The Pledgor breaches any other provision of this Agreement;

7.1.6 The Pledgor waives the pledged Equity Interests or transfers or assigns the pledged Equity Interests without prior written consent from the Pledgee;

7.1.7 Any of the Pledgor’s external loans, guaranties, compensations, undertakings or other obligations (1) is accelerated for repayment due to any default; or (2) fails to be duly repaid or performed and makes the Pledgee believe that the Pledgor’s ability to perform the obligations hereunder has been affected;

7.1.8 Baidu Netcom is incapable of repaying its general debts or other debts;

7.1.9 This Agreement becomes illegal or the Pledgor is not capable of continuing to perform the obligations hereunder due to any reason other than a Force Majeure event;

7.1.10 There have been adverse change to the properties owned by the Pledgor, causing the Pledgee to believe that the capability of the Pledgor to perform the obligations hereunder has been affected;

7.1.11 The successor or receiver of Baidu Netcom only partially performs or refuses to perform the payment obligation under the Services Agreement; and

7.1.12 The breach of the other provisions of this Agreement by the Pledgor due to its action or omission.

7.2 The Pledgor shall immediately give a written notice to the Pledgee if it becomes knowledge of the Pledgor that any event specified under Article 7.1 hereof or any event that may result in the foregoing events has occurred.

7.3 Unless an event of default under Article 7.1 hereof has been resolved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default occurs thereafter, may give a written Notice of Default to the Pledgor, requiring the Pledgor to immediately make full payment of the outstanding amount under the Loan Arrangement or under the Services Agreement or requesting to exercise the Pledge in accordance with Article 8 hereof.

8. Exercise of the Pledge

8.1 The Pledgor shall not transfer or assign the Equity Interest without prior written consent from the Pledgee prior to the full performance of his obligations under the Loan Arrangement and supplementary agreement and full payment of all Service Fees under the Services Agreement, whichever is later.

8.2 The Pledgee shall give a Notice of Default to the Pledgor when the Pledgee exercises the Pledge.

8.3 Subject to Article 7.3, the Pledgee may exercise the Pledge when the Pledgee gives a Notice of Default in accordance with Article 7.3 or at any time thereafter.

8.4 The Pledgee is entitled to priority in receiving payment in the form of all or part of the Equity Interest at a discounted value, or from the proceeds from the auction or sale of all or part of the Equity Interest in accordance with legal procedure, until the outstanding debt and all other payables of the Pledgor under Loan Arrangement and Services Agreement are repaid.

8.5 The Pledgor shall not hinder the Pledgee from exercising the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could fully exercise its Pledge.

9. Assignment

9.1 The Pledgor shall not assign or transfer its rights and obligations hereunder without prior consent from the Pledgee.

9.2 This Agreement shall be binding upon the Pledgor and his successors and be binding on the Pledgee and each of its successors and permitted assigns.

9.3 To the extent permitted by law, the Pledgee may transfer or assign any or all of its rights and obligations under the Loan Arrangement and supplementary agreements to any person (natural person or legal entity) designated by it at any time. In that case, the assignee shall have the same rights and obligations as those of the Pledgee as if the assignee were an original party hereto. When the Pledgee transfers or assigns the rights and obligations under the Services Agreement, Loan Arrangement and supplementary agreements, it is only required to provide a written notice to the Pledgor, and at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4 After the Pledgee has been changed as a result of a transfer or an assignment, the new parties to the Pledge shall execute a new pledge contract.

10. Effectiveness and Term

This Agreement is executed on the date first set forth above and becomes effective from the date when the pledge is recorded on Baidu Netcom’s Register of Shareholders.

11. Termination

This Agreement shall terminate when the loan under the Loan Arrangement and the Services Fees under the Services Agreement have been fully repaid and the Pledgor no longer has any outstanding obligations under the Loan Arrangement and Baidu Netcom no longer has any outstanding obligations under the Services Agreement. The Pledgee shall cancel or terminate this Agreement as soon as reasonably practicable thereafter.

12. Fees and Other Charges

12.1 The Pledgor shall be responsible for all of the fees and actual expenses in relation to this Agreement including, but not limited to, legal fees, production costs, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify the Pledgee for such taxes paid by the Pledgee.

12.2 In the event that the Pledgee has to make a claim against the Pledgor by any means as a result of the Pledgor’s failure to pay any tax or expense payable by the Pledgor under this Agreement, the Pledgor shall be responsible for all the expenses arising from such claim (including but not limited to any taxes, handling fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with the disposition of the Pledge).

13. Force Majeure

13.1 A Force Majeure event refers to any unforeseen event that is beyond a party’s reasonable control and cannot be prevented with reasonable care, which includes but is not limited to acts of governments, changes of law, acts of God, fires, explosions, typhoons, floods, earthquake, tides, lightning or war; provided, however, that any insufficiency of creditworthiness, capital or financing shall not be regarded as an event beyond a party’s reasonable control. The affected party by Force Majeure shall promptly notify the other party of such event resulting in exemption.

13.2 In the event that the affected party is delayed or prevented from performing its obligations under this Agreement by Force Majeure, and only to the extent of such delay and prevention, the affected party shall not be liable for obligations under this Agreement. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations that were delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume the performance of this Agreement using their best efforts.

14. Confidentiality

The Parties acknowledge and confirm that all the oral and written materials exchanged relating to this Agreement are confidential. Each party must keep such materials confidential and cannot disclose such materials to any other third party without the other party’s prior written approval, unless: (a) the public knows or will know the materials (not due of the disclosure by the receiving party); (b) the disclosed materials are required by law or stock exchange rules to be disclosed; or (c) materials relating to the transactions under this Agreement are disclosed to the Parties’ legal or financial advisors, who must keep them confidential as well. Disclosure of the confidential information by employees or institutions hired by the Parties is deemed as an act by the Parties, therefore, subjecting them to liability.

15. Dispute Resolution

15.1 This Agreement shall be governed by and construed in accordance with the PRC law.

15.2 The Parties shall strive to resolve any dispute arising from the interpretation or performance of this Agreement through negotiations in good faith. If the negotiations fail, either Party may submit such matter to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its rules then in effect. The arbitration proceedings shall be conducted in Chinese and shall take place in Beijing, PRC. The arbitral award shall be final and binding upon the Parties.

16. Notice

Any notice which is given by the Parties hereto for the purpose of performing the rights and obligations hereunder shall be in writing. If such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on a business day or reaches the addressee after business hours, the next business day following such day is the date of notice. The delivery place is the address first written above for each of the Parties hereto or the address advised by such party in writing, including facsimile and telex, from time to time.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Fax:
Telephone:

Party B:	Robin Yanhong Li
Address:
Telephone:

17. Entire Agreement

Notwithstanding provisions in Article 10 hereof, the Parties agree that this Agreement constitutes the entire agreements of the Parties hereto with respect to the subject matter herein upon its effectiveness and supersedes and replaces all prior oral and/or written agreements and understandings relating to the subject matters of this Agreement.

18. Severability

Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

19. Appendices

The appendices to this Agreement shall constitute an integral part of this Agreement.

20. Amendment or Supplement

20.1 The Parties may amend or supplement this Agreement by written agreement. The amendments or supplements to this Agreement duly executed by both Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

20.2 This Agreement and any amendments, modifications, supplements, additions or changes hereto shall be in writing and shall be effective upon being executed and sealed by the Parties hereto.

21. Counterparts

This Agreement is made in Chinese in two originals, with each Party holding one thereof. All originals shall have the same legal effect.

(No text below)

(Signature page only)

IN WITNESS WHEREOF, the Parties has executed or caused this Agreement to be executed by its legal or authorized representative on its behalf as of the date first written above.

Party A:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Shanshan Cui
Legal Representative/Authorized Representative

Party B:

Robin Yanhong Li

Signature:	/s/ Robin Yanhong Li

Appendices:

1.	Register of Shareholders of Beijing Baidu Netcom Science Technology Co., Ltd.

2.	Resolution of the Shareholders of Beijing Baidu Netcom Science Technology Co., Ltd.

Appendix I

Register of shareholders of Beijing Baidu Netcom Technology Co., Ltd.

Name of the Shareholder:	Robin Yanhong Li
ID number:
Residence:
Contribution Amount:	RMB13,354,173,600
Percentage of Share Capital:	99.5%
Number of capital contribution certificate:	001

Robin Yanhong Li holds 99.5% equity interests in Beijing Baidu Netcom Science Technology Co., Ltd., the entirety of which has been pledged to Baidu Online Network Technology (Beijing) Co., Ltd.

Name of the Shareholder:	Hailong Xiang
ID number:
Residence:
Contribution Amount:	RMB67,106,400
Percentage of Share Capital:	0.5%
Number of capital contribution certificate:	002

Hailong Xiang holds 0.5% equity interests in Beijing Baidu Netcom Science Technology Co., Ltd., the entirety of which has been pledged to Baidu Online Network Technology (Beijing) Co., Ltd.

Baidu Online Network Technology (Beijing) Co., Ltd. is the pledgee of 100% of the equity interests in Beijing Baidu Netcom Science Technology Co., Ltd.

Beijing Baidu Netcom Science Technology Co., Ltd. (seal)

Signature:	/s/ Zhixiang Liang
Title:	Legal representative
Date:	July 10, 2019

Appendix II

Resolution of the Shareholders of Beijing Baidu Netcom Science Technology Co., Ltd.

In respect of the Amended and Restated Equity Pledge Agreement dated July 10, 2019 by and between the shareholders of Beijing Baidu Netcom Science Technology Co., Ltd. (the “Company”) and Baidu Online Network Technology (Beijing) Co., Ltd., a resolution is unanimously adopted at the shareholders’ meeting of the Company as follows:

It is approved that the shareholders of the Company pledge all of their equity interests in the Company to Baidu Online Network Technology (Beijing) Co., Ltd.

The resolution was signed and delivered dated July 10, 2019 by the undersigned shareholders.

Shareholders:

Robin Yanhong Li
Signature:	/s/ Robin Yanhong Li

Hailong Xiang
Signature:	/s/ Hailong Xiang